SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 21, 2010
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
______________________________
(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement

On January 21, 2009, Zion Oil & Gas, Inc. (the “Company”) and John Brown entered into an Employment Agreement (the “Agreement”) pursuant to which Mr. Brown will serve as the Executive Chairman of the Company’s Board of Directors. The Agreement was entered into following the scheduled termination on December 31, 2009 of the Chairman of the Board Retention Agreement under which Mr. Brown served as Chairman of the Board since January 1, 2008. Since the Company’s establishment in April of 2000, Mr. Brown has continuously served as Chairman of the Board.

The following summary of certain provisions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

The Agreement has an initial term that extends through December 31, 2012; thereafter, the agreement provides that it is to be renewed automatically for successive two year terms unless either party shall advise the other 90 days before expiration of the initial or renewed term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the agreement, Mr. Brown will be paid an annual salary of $165,000, payable monthly (notwithstanding which, consistent with the current arrangement with the Company's senior officers where only up to 80% of their respective salaries are paid (up to a maximum of $15,500 per month) with the remainder deferred until such time as the Company's cash position permits payment of salary in full without interfering with the Company's ability to pursue its plan of operations. Accordingly, Mr. Brown has agreed to be paid up to $11,000 per month with the remaining amounts due on account of his salary to be deferred as described. Mr. Brown will also be paid a sign up bonus in the amount of $25,000. Mr. Brown can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If during the initial term the Company were to terminate the agreement, for any reason other than "Just Cause" (as defined the Agreement), then the Company is to pay to Mr. Brown the salary then payable under the agreement through the longer of (i) the scheduled expiration of the initial term as if the agreement had not been so terminated or not renewed or (ii) twelve months, as well as all bonuses and benefits earned and accrued through such date. If the Company were not to renew the term of the agreement after the Initial term or were to terminate the agreement during any renewal term, for any reason other than "Just Cause" (as defined the Agreement), then the Company is to pay to Mr. Brown an amount equal to the base salary, if any, then payable to him for a period of twelve months as if the Agreement had not been so terminated or had been renewed. Mr. Brown may also terminate the agreement for "Good Reason" (as defined in the Agreement), whereupon he will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. The Agreement provides for customary protections of the Company's confidential information and intellectual property. The Agreement also provides that in connection with his services during the initial term of the Agreement and subject to the entry into an Option Award Agreement under the Company's 2005 Stock Option Plan (the "Plan"), Mr. Brown be awarded options at a per share exercise price of $0.01 to purchase 20,000 shares of the Company's common stock under the Plan, which options would vest at the rate of 5,000 shares at the termination of each calendar 90 day period, beginning March 31, 2010 until such options are vested in full. In the event of an extension of the term of the Agreement, the agreement provides that Mr. Brown be granted additional options to purchase common stock in the Company in amounts of not less than 20,000 shares per term on such terms to be agreed by the parties. On January 21, 2010, the Board authorized the entry by the Company into an Option Award Agreement pursuant to which Mr. Brown was granted options to purchase 20,000 shares (valued at $130,400) under the Plan on the terms set forth above.

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02.

Pursuant to the terms of the employment agreement entered into by the Company and Richard Rinberg as of December 4, 2007, the Company’s Chief Executive Officer and a director, on January 21, 2010, the Board authorized the entry by the Company into an Option Award Agreement pursuant to which Mr. Rinberg was granted options to purchase 40,000 shares (valued at $260,800) under the Plan at a per share exercise price of $0.01. The options vest at the rate of 10,000 shares at the termination of each calendar 90 day period, beginning March 31, 2010 until such options are vested in full.  Under the employment agreement with Mr. Rinberg, with respect to each year of employment under the agreement, Mr. Rinberg is entitled to be granted options under the Plan for 40,000 shares of Common Stock.

Item 9.01(d): Exhibits

10.1 Personal Employment Agreement dated as of January 21, 2010 between Zion Oil & Gas Inc. and John Brown

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 27, 2010

Zion Oil and Gas, Inc.

By: /s/ Richard R. Rinberg

Richard R. Rinberg
Chief Executive Officer